Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 16, 2023 (except Note 24, as to which the date is January 24, 2024) in the Registration Statement (Form S-1) and related Prospectus of The Beachbody Company, Inc. for the registration of 543,590 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 24, 2024